Exhibit 99.4

Q1 2014 Earnings Prepared Comments
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation first quarter 2014 financial results recording. The date of this recording is April 21, 2014. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett, Vice President of Investor Relations at Celanese. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Steven Sterin, Senior Vice President and Chief Financial Officer.
The Celanese Corporation first quarter 2014 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section. The slides referenced during this recording are also posted on our website. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website, www.celanese.com, in the Investor Relations section under Financial Information. The earnings release, presentation, and non-GAAP reconciliations are being furnished to the SEC in a Current Report on Form 8-K.
Mark Rohr will provide some recent highlights, review our consolidated first quarter results and will discuss our outlook for the rest of 2014. Steven will then comment on cash flow, net debt, shareholder returns and tax rate. I'd now like to turn the call over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Jon, and welcome to everyone listening in today.
Before we get into our results let me talk about a couple of recent highlights.
In January, we received our final EPA greenhouse gas permit for the 1.3 million ton methanol unit we are building in Clear Lake, Texas and broke ground on the project. In our slide presentation, we included a project overview of the construction plan, the cost estimate for the project and the key milestones that we need to hit. At this early stage, we are about 5 percent complete with the project and have about 80 percent of the budget committed. Our current plans anticipate completion of the unit September next year with start-up in October. We will continue to work to move these dates forward but we think these dates and the guidelines we provided regarding headwinds are realistic. Recall, we have a bridge supply agreement to cover our North American methanol needs from mid 2015 through the end of 2015, if necessary. Additionally, we are working on plans to offset the negative financial impact of moving from purchased methanol to our own production in 2015 and will we update you on this later in the year as we firm up our options to do so.
In March, we announced we are exploring plans for a methanol production unit at our Bishop, Texas facility. This unit will be similar in scope and scale to the Clear Lake methanol unit and we would consider a similar joint venture structure with the intent of being balanced on our North American methanol needs. We'll share our progress on this project with you later this year.
Now, let me cover our consolidated first quarter results. We got off to a really good start this year generating adjusted earnings of $1.33 per share, a first quarter record for Celanese. On a GAAP basis, diluted earnings from continuing operations came in at $1.25 per share. First quarter segment income margin was 17.7 percent, that's a 260 basis point improvement sequentially as we expanded margins in each business. We delivered these results by focusing on the productivity and innovation programs we outlined a couple of quarters ago that we expect will continue to grow segment income by $100 million in 2014. We are about half way done with our efforts on these initiatives at this point but still have a fair amount of work ahead of us to deliver on this commitment. Let me give you some details.
We expected approximately $45 million of segment income savings from improved plant operations and have about 50 percent of that locked in with the strategic actions we took to close two non-integrated plants in Europe in 2013. The remainder of this category will be delivered through productivity improvements across all of our operations through the year.

The next category was approximately $25 million of segment income contribution from upstream and downstream efficiencies. This area is essentially complete with specific actions we have taken in our cellulose derivatives business. These efficiencies are unique to Celanese and are the direct result of several years of work among several teams in the cellulose derivatives business, including manufacturing, research and development, procurement and sales. Our ability to work together to satisfy all of these interests will help us drive incremental margins in this highly customer-oriented business.
The third area is driving new products and innovation which we expect will contribute approximately $30 million of segment income growth. Our success in this area is heavily dependent on our ability to work closely with customers and combine chemistry with applications engineering to identify new opportunities that we can translate across multiple customers or multiple platforms. Let me give you a couple of examples of new technology applications in the composite materials space, leveraging our Celstran continuous fiber reinforced thermoplastic composite technologies.
The first application is in utility transmission lines. Celanese and Southwire, the largest North American high voltage cable supplier, developed a transmission conductor that gives customers an alternative to standard transmission lines. This technology breakthrough provides customers, in both new installations and maintenance of existing lines, with nearly two times the capacity with less sag than existing technology and does not require special training or equipment to install. This innovation allows for utilities to build lower towers that are spaced further apart and drives cost savings for customers.
The second application is in piping systems used in deep-water, offshore oil and gas operations. Celanese and Airborne, the leading global supplier of spoolable thermoplastic composite pipe systems for deepwater operations, signed a strategic supply agreement to provide composite materials as an alternative to existing steel pipe systems. Using spoolable thermoplastic composite pipes provides many benefits for the customers, including reduced operational costs due to faster and easier deployment, lower maintenance costs from the absence of corrosion and improved pressure performance because of the smooth inner bore. This unique technology has won several awards including the JEC Europe 2012 Innovation Award.
These examples continue to emphasize the importance of developing new technologies and new applications across Celanese that resonate with customer needs. In fact, approximately 20 percent of our revenue in our customer-facing businesses is derived from new products, applications or technologies that we have introduced in the last five years. This is a significant improvement from a low double digit percentage just a few years ago. It illustrates the success we are having in developing new technologies and applications that allow our customers to introduce products and improve functionality of existing products.
Our strong earnings provided another quarter of healthy cash flow. Operating cash flow was $164 million and adjusted free cash flow was $135 million. We balanced cash deployment between $148 million of capital investment that will provide us sustainable raw material advantages which was partially offset by the timing of reimbursements from Mitsui related to the methanol joint venture. We also returned cash to shareholders distributing $28 million in dividends and repurchasing $53 million in shares. Even with these actions, we continue to be well positioned to pursue our growth initiatives and our balanced strategy.
Now for the segments - Advanced Engineered Materials continued its strong performance, expanding segment income margin by 530 basis points sequentially to 22.5 percent on a segment income of $84 million. These excellent results were primarily driven by our ability in the engineered materials business to develop products and applications that meet customer needs. Volumes increased 12 percent from the prior quarter on strong seasonal demand, particularly in autos where sequential auto builds increased 6 percent in North America and 9 percent in Germany. Our volume growth was higher than auto build growth due to the continued growing demand for advanced polymers in autos to improve functionality, reduce production steps and drive fuel efficiency. In fact, Celanese global content per vehicle reached a record high in the quarter of almost 2 kilograms per vehicle. Growth in medical, consumer and industrial also drove incremental volumes. Pricing increased 3 percent primarily due to a great mix of high-value medical applications in the quarter. The outstanding results in our engineered materials business helped us offset lower than expected earnings from our affiliates and higher energy costs.
In Consumer Specialties, first quarter segment income increased sequentially to $127 million. We expanded margins in this business as a result of specific initiatives that spanned several years. Pricing increased 2 percent sequentially. Higher pricing on acetate tow reflects the value we provide our customers but was partially offset by the commitments under a legacy contract in acetate flake. Dividends from our cellulose derivatives ventures increased $5 million sequentially. Our focus in this business is on the operational reliability of our plants and we are making progress on installing natural gas boilers at our plant in Narrows, Virginia facility which will enable us to continue to supply our customers with high quality products.
In Industrial Specialties, first quarter segment income margin increased sequentially by 160 basis points to to 6.4 percent on segment income of $20 million. Volumes increased 13 percent primarily due to strong demand in paints and coatings in Europe and Asia for our proprietary technology and resulted in one of the best first quarters in emulsion polymers in the past several years. As a result, we were able to more than offset 4 percent higher raw material costs, mainly VAM, in emulsion polymers. Pricing increased 1 percent mainly in our EVA polymers business in North America and Asia due to the higher raw material costs.
In Acetyl Intermediates, first quarter segment income margin expanded sequentially by 130 basis points to 11.4 percent on segment income of $96 million. This was our highest segment income and margin in this business since the third quarter of 2011. Pricing increased 5 percent from the prior quarter mainly in VAM. A portion of the higher VAM pricing was due to permanent capacity reductions in Europe. These site closures have changed the trade flows in VAM, particularly in Europe. Pricing was also impacted by temporary outages in North America. The higher price more than offset lower volumes as well as higher raw material and energy costs.
I am grateful to our dedicated teams that got us off to a really great start for 2014. Our customer-oriented businesses are delivering unique, value-added applications to our customers that are driving earnings growth for Celanese. Our technology enabled businesses are focused on strategic initiatives that are improving operations and expanding margins through daily commercial efforts. But we realize we still have a lot of work ahead of us and hurdles to get over to deliver this year.
For instance, in the second quarter we have a major turnaround at our acetic acid unit at Clear Lake. There are also several other chemical producers in the complex that are doing turnarounds that overlap or extend beyond ours. So, not only do we need to come back up smoothly from this turnaround, but we also need our raw material providers to come back up on time as well.
With regard to VAM, it is difficult to specifically quantify the impact between permanent and temporary capacity reductions, but we do expect VAM prices will subside later this year.
In cellulose derivatives, we ran our units really hard this quarter and built some inventory in anticipation of a turnaround later this year at one of our production facilities. As a result, Consumer Specialties' quarterly segment income will trend lower and we expect it to range from $115 to $120 million per quarter. Despite these hurdles, our strong start to the year and the opportunities before us gives us line-of-sight to 2014 earnings growth in the range of 12 to 14 percent.
With that, I'll now turn it over to Steven Sterin.

Steven Sterin, Celanese Corporation, Senior Vice President and Chief Financial Officer
Thanks, Mark.
Let me start with a brief overview of the year-over-year first quarter results. We grew first quarter 2014 adjusted earnings per share to $1.33, or 17 percent above the prior year. We expanded margins by 90 basis points on 3 percent higher volumes and 2 percent higher pricing. All of the businesses expanded margins. Consumer Specialties led the way with 3 percent higher pricing, growth in affiliates, and productivity improvements which resulted in segment income margin expansion of 550 basis points. Acetyl Intermediates margins increased 160 basis points on 5 percent higher pricing and targeted spending programs that more than offset 3 percent lower volumes as well as substantially higher raw material and energy costs. Industrial Specialties' margins expanded 80 basis points as volumes increased 6 percent, primarily in Europe and Asia. Engineered materials expanded margins 210 basis points primarily due to 14 percent higher volumes which more than offset higher energy costs and lower than expected affiliate earnings. The strong performance across our businesses offset the 2 percent higher adjusted effective tax rate and higher cost headwinds related to pension and other benefits. As you can see, we delivered a really strong quarter and a great start to the year.
Next, let's cover cash flow. Our strong earnings drove another quarter of excellent cash flow generation. Operating cash flow was $164 million. Capital expenditures were $148 million in first quarter as we ramp up construction of the Clear Lake, Texas methanol unit and continue construction of the natural gas boilers at our acetate plant in Narrows, Virginia. First quarter 2014 adjusted free cash flow was $135 million, more than double what it was for the first quarter of last year primarily due to the timing of reimbursements from Mitsui related to the methanol joint venture. We ended the quarter with $1 billion of cash on the balance sheet. Net debt was below $2.1 billion at March 31, and continued to be at one of the lowest quarterly levels since our first reporting as a public company in 2005.
We also continued to create shareholder value with our capital structure. We distributed $28 million in dividends, 133 percent more than we paid out in the first quarter of 2013. Our dividend payout ratio improved 62 basis points year-over-year. We also spent $53 million on share repurchases, buying back over 1 million shares at an average price of $51.30. As of March 31, 2014 we have $347 million remaining on our share repurchase authorization.
Let me spend a moment on taxes. The effective US GAAP tax rate for Q1 this year was 29 percent for the quarter versus 35 percent in the prior year. The higher effective rate for the three months ended March 31, 2013 is primarily attributable to losses in jurisdictions without tax benefit. The tax rate for adjusted EPS in the first quarter of 2014 was 21 percent compared to 19 percent in 2013 due to generating a larger portion of our earnings in the US at higher statutory rates. At this time, we expect the tax rate for adjusted EPS will remain around 21 percent for the remainder of 2014. Net cash taxes paid in the first quarter of 2014 were $24 million.
Reflecting on the quarter, our businesses generated strong results, expanding margins across the portfolio, reducing costs to help offset higher raw material and energy costs, and driving productivity and cost reductions that more than offset inflation. Based on this strong start, we have raised our growth outlook for the year to be in the neighborhood of 12-14%.
Before we wrap up, let me remind you of a couple of things to consider as you update your models. We expect global economic growth will be relatively consistent with the start of the year - an improving Europe, variability across Asia with pockets of strength and weakness, an economy in China that will continue to grow but is transitioning from an export based economy to a consumption based economy, and consistent but modest growth from the U.S. With regards to Celanese specifically, in the second quarter we have a turnaround at Clear Lake, our largest acetyl unit. In our cellulose derivatives business results are expected to be slightly lower than the first quarter due to the timing impact of our production schedule as we prepare for a turnaround later this year. These two items amount to about $15 to $20 million of headwinds in the second quarter when compared to Q1.
This concludes our prepared remarks and we look forward to discussing our results with you on our earnings call Tuesday morning. Thank you.

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